Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated February 26, 2020, relating to the consolidated financial statements of New Mountain Finance Corporation and subsidiaries and the effectiveness of New Mountain Finance Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of New Mountain Finance Corporation for the year ended December 31, 2019, and of our report dated February 26, 2020, relating to information of New Mountain Finance Corporation set forth under the heading "Senior Securities" appearing in the Registration Statement.

          We also consent to the reference to us under the headings "Senior Securities" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
May 21, 2020